EXHIBIT 10.6

76 Ninth Avenue

New York, NY 10011

Tel: (212) 414-6000

March 29, 2009

Jamie Iannone

[Address on file with Company]

Dear Jamie:

As a follow up to our discussions, it is my pleasure to present you with this offer of employment to join Barnes & Noble.com as Executive Vice President, Shopping, Barnes & Noble.com & Barnes & Noble Digital. The following represents the key elements of our offer:

Position:	Executive Vice President, Shopping, BN.com & BN Digital

Reports to:	William J. Lynch, Jr., President

Start Date:	TBD

Base Salary:	$450,000 annually

Sign-On Bonus:	You will be paid a one-time payment of $260,000, (less appropriate tax withholding). This payment will be made on the first business day of the month after your employment commences with the Company. If you voluntarily terminate your employment within one year of your hire date, you agree to reimburse the Company the $260,000 Sign-on Bonus.

Incentive Compensation:	You will be eligible to participate in our Incentive Compensation Program for 2009. The target level bonus payment for your position is 40% of your base salary. Payments under this plan are based on Company and individual performance. Payment for 2009 is guaranteed at the full year target level and will be paid in the first quarter of 2010 provided that you are employed with the Company as of the payment date.

Restricted Stock Grant:	On the first day of the month following the month in which your employment with the Company commences, you shall be granted 75,000 shares of restricted stock of the Company in accordance with the Company’s 2004 Incentive Plan vesting in four equal annual installments on the first through fourth anniversaries of the date of grant.

Should your employment terminate prior to the first anniversary of this grant for any reason other than your resignation or for “Cause” as defined below (see Severance Benefits) 18,750 shares of the 75,000 share grant detailed above shall vest immediately. All other terms and conditions of the grant remain the same.

Benefits:	You will be eligible to participate in the Barnes and Noble, Inc. Plan after sixty (60) days of continuous employment. An Employee Handbook with complete details of our Benefits program is enclosed.

Vacation:	You will be eligible for 20 days of vacation time annually after completion of six months of continuous service.

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Relocation:	You will be eligible for the Company’s Relocation Plan with the addition that you will be eligible for up to 90 days of temporary housing for you and your family with a maximum reimbursement of $20,000.

Severance Benefits:

Should your employment terminate for any reason other than your resignation or for “Cause” as defined below, prior to the second anniversary of your employment, you will receive a severance package that will be equal to Twelve (12) months of base salary and your annual target bonus for the year in which, your employment is terminated.

Should your employment terminate for any reason other than your resignation or for “Cause” as defined below, on or after the second anniversary of your employment, you will receive a severance package that will consist of Twelve (12) months of base salary.

You understand and agree that any severance benefits provided by Barnes & Noble.com are contingent on your executing a General Release in exchange for benefits at the time the severance benefits are offered.

The term “Cause” shall mean (i) any act of fraud or embezzlement in respect to the Company or any of its interests, opportunities, property or assets, or any act of intentional dishonesty committed in the course of your employment, (ii) the commission by you of a felony under the laws of the United States or any state thereof, or of any crime involving moral turpitude or other wrongful act or omission causing material harm to the standing and reputation of the Company, (iii) any acts or omissions by you that (as determined by the Company in its reasonable discretion and judgment) are unlawful and/or that constitute fraud, dishonesty, breach of the duty of loyalty, gross negligence or any other misconduct in the course of your employment or otherwise, which could bring the Company into disrepute, could create civil or criminal liability for the Company or could adversely affect the Company’s business.

You have represented, and hereby confirm, that you are not subject to any currently effective employment contract, or any other contractual or other binding obligations pursuant to which your employment or employment activities with or on behalf of Barnes & Noble.com may be subject to any restrictions, including without limitation, any agreements or other obligations or documents relating to non-competition, confidentiality, trade secrets, proprietary information or works for hire.

This offer is contingent upon verification of your identity and your ability to legally work for Barnes & Noble in the United States. In addition, this offer is contingent upon satisfactory references and verification of your employment record, academic credentials and any certifications represented on your employment application and/or resume.

If you wish to accept this offer of employment as set forth above, please call me at (212) 414-6172. Please then review, sign and return to me the enclosed confidentiality agreement along with an original signed copy (one of the two mailed to you) of your offer letter. If you do not contact me by June 1, 2009, the Company’s offer of employment shall be deemed to be rescinded and without effect. If you have any questions, please call me at your convenience.

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We are delighted with your interest In Barnes & Noble.com and we are eager to have you join our team. The challenge, opportunity, and rewards that lie ahead for Barnes & Noble.com are unique and incredibly exciting. I look forward to hearing from you after you have had a chance to review this offer.

Very truly yours,

John J. Heaney
Vice President, Human Resources
Barnes & Noble.com

ACCEPTED AND AGREED:

6/1/09
Jamie Iannone	Date

AGREEMENT REGARDING CERTAIN TERMS AND CONDITIONS OF EMPLOYMENT

This agreement is by and between Barnes & Noble.com, llc. (“Company”) and Jamie Iannone (“Employee”). In consideration of the Employee’s being hired by the Company, the Company’s providing Employee access to Confidential Information that is necessary to perform his/her work, the payment by the Company of Employee’s compensation and for other good and valuable consideration, the Company and Employee agree as follows:

At-Will Employment

1. Employee acknowledges and agrees that his/her employment is at-will, which means that both Employee and the company shall have the right to terminate such employment at any time, for any reason, with or without cause. Employee further acknowledges and agrees that this Agreement is not intended to and does not constitute a contract or agreement between Employee and the Company providing a specified term of employment or limiting the right of either party to terminate Employee’s employment with the Company at any time, for any reason, with or without cause.

Duty of Loyalty

2. Employee acknowledges that he/she owes a duty of loyalty to the Company, which Employee acknowledges means, among other things, that while an employee of the Company Employee must act on the best interests of the Company. Employee therefore agrees that, without limitation, (a) he/she shall devote his/her best efforts and undivided time, effort and loyalty to the business of the Company; (a) he/she shall discharge all of his/her duties and responsibilities that are or may be assigned to him by the Company, conscientiously, in good faith and to the best of his/her ability, giving to the Company the full benefit of his/her knowledge, expertise, skill and judgment; (b) he/she shall not engage in any illegal or unethical conduct in the performance of his/her duties and responsibilities; and (c) he/she shall not engage in any conduct that creates an actual, potential or apparent conflict between Employee’s personal interests and the Company’s interest, or which otherwise may adversely affect Employee’s judgment or ability to act in the Company’s best interests.

Confidential Information and Company Property

3. Employee acknowledges that his/her duties and responsibilities will put employee in a position of acquiring and creating Confidential Information (as that term is defined below) concerning the Company, the disclosure of which to competitors of the Company or others would cause the Company to suffer substantial and irreparable damage. Employee acknowledges, therefore, that it is in the Company’s legitimate business interest to restrict Employee’s disclosure or use of such Confidential Information (and other Company Property) for any purpose other than the services provided by the Employee to the Company and to limit the possibility of any potential appropriation of such Confidential Information (and other Company Property) by Employee for his/her own benefit or the benefit of the Company’s competitors and to the detriment of the Company.

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(continued) Confidential Information and Company Property

4. Employee agrees and acknowledges that “Confidential Information” shall mean all non-public information, whether or not created or maintained in written form, which constitutes, relates or refers to any and all of the following: financial data, strategic business plans, product development information (or other proprietary product data), marketing plans, processes, inventions, devices and all other non-public, proprietary or confidential information of, concerning or provided by or on behalf of the Company, its companies, entities, subsidiaries, licenses or clients, including without limitation, any technical, economic, financial, marketing or other information which is not common knowledge among competitors or other companies who may like to posses such confidential information or may find it useful. Specifically, without limitation, Confidential Information shall also refer to all client information, including for example, client lists, the identity of any contact persons and all sales information. All of the foregoing is merely illustrative and Confidential Information is not limited to those illustrations.

5. Employee agrees and acknowledges that “Company Property” shall mean all property and resources of the Company, including without limitation, all Confidential Information, the Company computer system and all software, e-mail and databases, telephone and facsimile services and all other administrative or support services provided by the Company.

6. Employee further agrees that “Company Property” shall also include, and Employee shall promptly disclose and provide to the Company, all Inventions (as defined below), whether or not any such Inventions also may be included within “Confidential Information” as defined under this Agreement, or are patentable, copyrightable or protective as trade secrets. As used herein, an “Invention” shall mean any original work of authorship, design, formula, process, improvement, composition of matter, computer software program, data, information or database, method, procedure or other invention, development or improvement of any kind that Employee conceives, originates, develops, improves, modifies and/or creates, solely or jointly with others, during the period of Employee’s employment either as a result of such employment or as a result of access to Company Property including residuals thereof. The term “residuals” as used herein shall mean information in non-tangible form, which may be retained by Employee after access to Company Property, including ideas, concepts, know-how or techniques contained therein. Employee shall give Company all reasonable assistance and execute all documents necessary to assist and enable Company to perfect, preserve, register and record its rights in any such Invention.

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(continued) Confidential Information and Company Property

7. All Company Property and Confidential Information is owned and/or held by and for the Company exclusively, is intended for authorized, job-related purposes on behalf of the Company only and shall not be used for personal or other non-job-related purposes.

8. Specifically, without limitation, Employee acknowledges that all Inventions are hereby irrevocably assigned by Employee to the Company and, specifically without limitation, that any copyrightable works prepared by Employee within the scope of his/her employment are “works for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. In the event that any rights to any Inventions are deemed not to be works made for hire, or in the event that Employee should, by operation of law, be deemed to retain any rights in such Inventions, Employee hereby irrevocably assigns, without any further consideration and regardless of any use by the Company of any such Inventions, all of his/her rights, title and interest, if any, in and to such Inventions to the Company. Employee agrees that the Company, as the owner of such rights has the full and complete right to prepare and create derivative works based upon the Inventions, Works of Authorship and any derivative works of such Works of Authorship and to use, reproduce, publish, print, copy, market, advertise, distribute, transfer, sell, publicly perform and publicly display, and otherwise exploit by all means now known or later developed, such Works of Authorship and derivative works anywhere throughout the world.

9. Employee understands that the Company, from time to time, may have entered into agreements with other parties which imposed obligations or restrictions on the Company regarding Inventions made during the course of the work under such agreements or regarding the confidential nature of such works, or otherwise received from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee acknowledges and agrees to be bound by all such obligations and restrictions, will hold Third Party Information in the strictest confidence, will not disclose (to anyone other than Company personnel who need to know such information in connection with their work for the Company) or use Third Party Information unless expressly authorized by the Company in writing, and will otherwise take all action necessary to discharge the obligations to the Company arising in connection with such Third Party Information.

10. Further, without limitation, the Employee shall not, directly or indirectly, (a) remove from the Company’s premises, or divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity, any Confidential Information or non-public Company Property, except as may be required by law and only after reasonable prior notice to the Company; or (b) make use of any Confidential Information or Company Property for any purpose outside the course of performing the authorized duties of his/her employment, including to benefit the Employee or any other person or entity.

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(continued) Confidential Information and Company Property

11. Employee acknowledges and represents that his/her performance of all the terms of this Agreement and his/her duties as an employee of the Company will not breach any invention, assignment or proprietary information or similar agreement with any former employer or other party. Employee further acknowledges and represents that Employee will not bring to the Company or use in the performance of his/her duties for the Company any documents or materials of any kind of a former employer or other person or entity, that Employee is not legally authorized or permitted to use and/or that are not generally available to the public.

12. Employee acknowledges and agrees that the foregoing agreements and restrictions are reasonable and necessary for the protection of the Company and its business, and are not limited in time to the duration of Employee’s employment but extend after and shall survive the termination of his/her employment, irrespective of the reason for its termination. The Employee further acknowledges and agrees that the Company shall be entitled to an injunction or other form of equitable relief to prevent or terminate any violation of the foregoing restrictions. Any such relief shall be in addition to and not in lieu of any other remedy available to the Company, whether at law or in equity.

13. Upon the termination for any reason of his/her employment with the Company, or at any time the Company may so request, Employee shall promptly deliver to the Company all Confidential Information and Company Property, including all memoranda, notes, documents or magnetic discs, tapes or other electronic or computer means of information storage, of any kind that constitute, contain, relate or refer to Confidential Information or Company Property, and which the Employee may have in his/her possession or under his/her control.

Non-Competition and Non-Solicitation

14. During his/her employment by the Company and for six (6) months thereafter, Employee agrees that, without the prior written consent of the Company (a) he/she will not, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any business which is in competition with the business of the Company and/or its members, officers, companies, entities, subsidiaries, successors or licensees and (b) he/she shall not, on his/her own behalf or on behalf of any person or company, directly or indirectly, communicate with any person who has been employed by the Company or any of its companies, entities, subsidiaries, successors, agents or licensees at any time during the twelve (12) months immediately preceding such communication, in order to encourage, solicit or suggest that such person terminate his/her employment with the Company, or to solicit or offer employment to such person.

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(continued) Confidential Information and Company Property

15. For purposes of the foregoing paragraph, a business shall be deemed to be in competition with the Company if it is principally involved in any E-Commerce company, or other entity, related to merchandising books and related products. Nothing in the foregoing paragraph shall be construed so as to preclude Employee from investing directly or indirectly in any publicly traded equity securities, provided that no such investment in any class of securities may exceed 5% of the outstanding securities of such class.

16. Employee and the Company agree that the terms of paragraph 14 constitute a reasonable covenant under the circumstances and that Employee has received adequate consideration for his/her agreement to such terms such as, without limitation, the Company’s agreement to the terms of this Agreement. Employee agrees that any breach of the covenants contained in paragraph 14 would irreparably injure the Company. Accordingly, Employee agrees that the Company may, in addition to pursuing any other remedies it may have at law or in equity, obtain an injunction against Employee from any court having jurisdiction over such application for an injunction, restraining any further violation of this Agreement by Employee.

Arbitration

17. (a) Any dispute, controversy or claim between Employee and the Company concerning any “Claims”, as further defined below, shall be submitted to and finally determined by binding arbitration to be held in New York, New York before one arbitrator according to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, and judgment upon any award rendered may be entered in any court having jurisdiction thereof. For purposes of the arbitration of any Claim hereunder and the entry of judgment upon any award, Employee and the Company hereby consent to personal jurisdiction in the State of New York.

(b) The Claims subject to this arbitration provision are and shall be those claims concerning (i) any term, condition, covenant, representation or acknowledgement contained in this Agreement; or (ii) any other aspect of Employee’s employment or the termination thereof, including without limitation, any and all actual or potential claims under any applicable federal, state, local or other statues, orders, laws, ordinances, regulations or the like, or case law, that relate to employment or employment practices and/or, specifically, that prohibit discrimination based upon age, race, religion, sex, national origin, disability or any other unlawful bases, including without limitation, the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Civil Rights Acts of 1866 and 1871, as amended, the Age Discrimination in Employment Act of 1967, as amended , the Americans with Disabilities Act of 1990, as amended, the Family Medical Leave Act of 1993, as amended, the Employee Retirement Income Security Act of 1990, as amended, the Fair Labor Standards Act, as amended, the Vietnam Era Veterans’ Readjustment Assistance Act, as amended, the Equal Pay Act, as amended, and any similar applicable statues, orders, laws, ordinances, regulations or the like, or case law, of any State. The parties further agree that the Claims subject to arbitration shall exclude any claims required by an applicable Federal, State, local or other statute to be submitted to another forum (for example, a workers compensation claim or a claim for unemployment insurance benefits).

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(continued) Arbitration

(c) Notwithstanding the provisions of paragraphs 17(a) and (b), the parties specifically agree that the Company shall be entitled to seek equitable and injunctive relief, including a temporary restraining order, preliminary injunction or permanent injunction, in a court of competent jurisdiction, as provided in paragraphs 12 and 16 for a breach of the “Confidential Information and Company Property” and “Non-Competition and Non-Solicitation” provisions of this agreement.

(d) Employee specifically acknowledges that he/she understands that the right to the determination and/or trial of any Claims in court before a judge or a jury is a valuable right, and that by signing this Agreement he/she hereby knowingly and voluntarily waives his/her right to assert any Claims in any court of competent jurisdiction and he/she hereby knowingly and voluntarily waives the right to a determination and/or trial before a judge or a jury.

Applicable Law

18. This Agreement, and any arbitration hereunder, shall in all respects be subject to, governed by and enforced and construed pursuant to and in accordance with the laws of the State of New York, without regard to and excluding New York choice of law rules and except that the interpretation and enforceability of this arbitration clause shall be governed by the Federal Arbitration Act.

Successors

19. This Agreement shall inure to the benefit of the Company, its subsidiaries and affiliates, and the successors and assigns of each of them.

Amendment

20. No term, condition, covenant, representation or acknowledgement contained in this Agreement may be amended or modified unless in a writing signed by both parties, and no course of conduct shall be deemed a waiver of its provisions.

Severability

21. If any part of this Agreement is found to be void, illegal or invalid for any reason whatsoever, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void, illegal or invalid parts were deleted. If any provision of this Agreement is limited in any respect, it shall nevertheless be enforced to the extent that it is held to be enforceable.

Complete Agreement

22. This Agreement constitutes the entire Agreement with respect to the subject matter hereof and cancels and supersedes any and all other previous agreements with respect to the subject matter hereof. The terms of this Agreement shall survive the termination of and any change in Employee’s position with the Company.

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Employee Review of Agreement

23. Employee understands that he/she has the right to consult an attorney prior to the signing of this Agreement and acknowledges that his/her signature below signifies that he/she has fully reviewed and understands all of the terms of this Agreement and that he/she has agreed to those terms.

6/1/09
Jamie Iannone	Date

Barnes & Noble.com, llc

By:	5/29/09
Name: John J. Heaney	Date
Title: Vice President, Human Resources